Exhibit 99.3
VOTING AGREEMENT
     This VOTING AGREEMENT, dated as of this 30th day of October, 2009, (the “Agreement”), by and among SearchMedia Holdings Limited, a Cayman Islands company (collectively with all predecessors thereof, the “Company”), and each of the shareholders and other security holders of the Company identified on the signature pages hereto (each, a “Shareholder,” and collectively the “Shareholders”). All capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Share Exchange Agreement (as defined below).
     WHEREAS, each of Ideation Acquisition Corp. and certain of the Shareholders, among others, have entered into an Agreement and Plan of Merger, Conversion and Share Exchange, dated March 31, 2009 (as amended, the “Share Exchange Agreement”) that provides for the acquisition of SearchMedia International Limited’s issued share capital and warrants by the Company through an exchange transaction; and
     WHEREAS, as a condition to the closing of the Share Exchange Agreement, the Shareholders have agreed to enter into this Agreement.
     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly and mutually acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
1. REPRESENTATIONS AND WARRANTIES.
     Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the other party hereto that:
          (a) such party has the full right, capacity and authority to enter into, deliver and perform this Agreement;
          (b) this Agreement has been duly executed and delivered by such party and is a binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement; and
          (c) the execution, delivery and performance of such party’s obligations under this Agreement will not require such party to obtain the consent, waiver or approval of any Person and will not violate, result in a breach of, or constitute a default under any statute, regulation, agreement, judgment, consent, or decree by which such party is bound.
2. SHARES SUBJECT TO AGREEMENT
     Each Shareholder, severally and not jointly, agrees to vote all of his, her or its voting shares of the Company then owned by such Shareholder, whether now owned or hereafter acquired (hereafter referred to as the “Voting Shares”), in accordance with the provisions of this Agreement.

3. OBLIGATIONS TO VOTE VOTING SHARES FOR SPECIFIC NOMINEE
     At any annual or special meeting called, or in connection with any other action (including the execution of written consents) taken for the purpose of electing directors to the board of directors of the Company (the “Board”), each of the Shareholders agrees, for a period commencing from the Closing Date of the Share Exchange Agreement and ending not sooner than the third anniversary of the Closing Date of the Share Exchange Agreement (the “Voting Period”), to vote all of his, her or its Voting Shares in favor of the persons nominated by the Ideation Representative and the SM Shareholders’ Representatives.
4. OBLIGATIONS TO VOTE VOTING SHARES FOR REMOVAL OF DIRECTOR; FILLING VACANCIES
     During the Voting Period, the Ideation Representative and the SM Shareholders’ Representatives shall have the right to request the resignation or removal of their respective elected nominees to the Board (including, with respect to the SM Shareholders’ Representatives, the Director Nominees nominated by the SM Shareholders). In such event, each of the Shareholders agrees to vote all of his, her or its Voting Shares in a manner that would cause the removal of such director, whether at any annual or special meeting called, or, in connection with any other action (including the execution of written consents) taken for the purpose of removing such director. In the event of the resignation, death, removal or disqualification of any such elected nominee to the Board (including, with respect to the SM Shareholders’ Representatives, the Director Nominees nominated by the SM Shareholders), the Ideation Representative or the SM Shareholders’ Representatives, as the case may be, shall promptly nominate a new director and, after written notice of the nomination has been given by the Ideation Representative or the SM Shareholders’ Representatives to the Shareholders, each Shareholder will vote all his, her or its Voting Shares to elect such nominee to the board of directors of the Company.
5. COVENANT TO VOTE
     Each Shareholder shall appear in person or by proxy at any annual or special meeting of shareholders of the Company for the purpose of obtaining a quorum and shall vote all Voting Shares owned by such Shareholder, either in person or by proxy, at any annual or special meeting of shareholders of the Company called for the purpose of voting on the election of directors or by written consent of shareholders with respect to the election of directors, in favor of the election of the persons nominated by the Ideation Representative and the SM Shareholders’ Representatives. In addition, each Shareholder shall appear in person or proxy at any annual or special meeting of shareholders of the Company for the purpose of obtaining a quorum and shall vote, or shall execute and deliver a written consent with respect to, all Voting Shares owned by such Shareholder, entitled to vote upon any other matter submitted to a vote of shareholders of the Company in a manner so as to be consistent and not in conflict with, and to implement, the terms of this Agreement.

6. ADDITIONAL SHARES
     If, after the effective date hereof, the Shareholders or any of their affiliates acquire beneficial or record ownership of any additional shares of the Company (any such shares, “Additional Shares”), including, without limitation, upon exercise of any option, warrant or right to acquire shares of the Company or through any stock dividend or stock split, the provisions of this Agreement shall thereafter be applicable to such Additional Shares as if such Additional Shares had been held by the Shareholders as of the effective date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any person or entity immediately upon the acquisition by the Shareholders of the beneficial ownership of the Additional Shares. The Shareholders shall use reasonable efforts to cause any affiliate that acquires Additional Shares to enter into a written joinder to this Agreement substantially in the form attached hereto as Exhibit A.
7. TRANSFER RESTRICTIONS
     Each Shareholder agrees that he, she or it shall not transfer any Voting Shares unless he, she or it shall cause any transferee who acquires, in one or more transactions, more than 500,000 shares of the Company from such Shareholder to execute and deliver a joinder substantially in the form of Exhibit A hereto to the Company. The foregoing restriction will not apply (a) to any transfers made in connection with an underwritten secondary offering of shares owned by any Shareholder or (b) to any sales or transfers by Shareholders in any open-market transaction. Each certificate, if any, representing any shares of the Company held by either party shall be endorsed with a legend reading substantially as follows:
“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE ISSUER), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT.”
8. TERMINATION
     This Agreement shall commence on the Closing Date of the Share Exchange Agreement and continue in force and effect until the earlier of (i) the third anniversary of the Closing Date, or (ii) a Change of Control that results in the issuance of the Maximum Earn-Out Shares pursuant to Section 5.2(b)(v) of the Share Exchange Agreement. Upon the termination of this Agreement, except as otherwise set forth herein, the restrictions and obligations set forth herein shall terminate and be of no further effect, except that such termination shall not affect rights perfected or obligations incurred under this Agreement prior to such termination.
9. GENERAL PROVISIONS
          (a) Notices. Unless otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement will be in writing and will be given in accordance with the notice provisions of the Share Exchange Agreement.
          (b) Captions and Headings. The captions and headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          (c) Enforceability; Severability. The parties hereto agree that each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law. If one or more provisions of this Agreement are nevertheless held to be prohibited, invalid or unenforceable under applicable law, such provision will be effective to the fullest extent possible excluding the terms affected by such prohibition, invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If the prohibition, invalidity or unenforceability referred to in the prior sentence requires such provision to be excluded from this Agreement in its entirety, the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.
          (d) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and no party will be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.
          (e) Equitable Relief. The parties hereto recognize that, if such party fails to perform or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the other parties. Each party hereto therefore agrees that the other parties are entitled to seek temporary and permanent injunctive relief and any other equitable remedy a court of competent jurisdiction may deem appropriate in any such case.
          (f) Manner of Voting. The voting of shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.
          (g) Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of New York.
          (h) Disputes. Except with respect to equitable relief as provided for herein, any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be determined by arbitration administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules. The number of arbitrators shall be three. The place of arbitration shall be New York City, New York, United States of America. The language of the arbitration shall be English.
          (i) Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, or upon any breach or default of any other party under this Agreement, will impair any such right, power or remedy of such non-breaching or non-defaulting party nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any provisions or conditions of this Agreement, must be in writing and will be effective only to the extent specifically set forth in such writing. Except as otherwise set forth herein, all remedies, either under this Agreement or by Law or otherwise afforded to any party, will be cumulative and not alternative.

          (j) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.
          (k) Amendments. Any term of this Agreement may be amended only with the written consent of the parties hereto.
          (l) No Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other person or entity shall have any right or action under this Agreement.
          (m) Controlling Agreement. To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflicts with a provision in the Share Exchange Agreement, the terms of this Agreement shall control.
[Signatures begin on next page.]

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

SEARCHMEDIA HOLDINGS LIMITED
By:	/s/ Steven D. Rubin
	Name:	Steven D. Rubin
Title:

SHAREHOLDERS:
/s/ Qinying Liu
QINYING LIU

/s/ Le Yang
LE YANG

CHINA SEED VENTURES MANAGEMENT LIMITED, as general partner for and on behalf of CHINA SEED VENTURES, L.P.
By:	/s/ Earl Yen
	Name:	Earl Yen
	Title:	Managing Director

VERVAIN EQUITY INVESTMENT LIMITED
By:	/s/ Cheung Karen Tih Loh
	Name:	Cheung Karen Tih Loh
	Title:	Director

By:	/s/ Peh Jefferson Tun Lu
	Name:	Peh Jefferson Tun Lu
	Title:	Director

SUN HING ASSOCIATES LTD.
By:	/s/ Wong Ken Lum
	Name:	Wong Ken Lum
	Title:	Director

By:	/s/ Yuen Yui Wing
	Name:	Yuen Yui Wing
	Title:	Director

LINDEN VENTURES II (BVI), LTD.
By:	/s/ Craig Jarvis
	Name:	Craig Jarvis
	Title:	Authorized Signatory